Filed Pursuant to Rule 433

Registration No. 333-165543

Final Term Sheet

August 15, 2011

U.S.$5,000,000,000

AT&T Inc.

U.S.$1,500,000,000 2.400% GLOBAL NOTES DUE 2016

U.S.$1,500,000,000 3.875% GLOBAL NOTES DUE 2021

U.S.$2,000,000,000 5.550% GLOBAL NOTES DUE 2041

ISSUER:	AT&T Inc.

TITLE OF SECURITIES:	2.400% Global Notes due 2016 (the “Global Notes due 2016”), 3.875% Global Notes due 2021 (the “Global Notes due 2021”) and 5.550% Global Notes due 2041 (the “Global Notes due 2041” and, together with the Global Notes due 2016 and the Global Notes due 2021, the “Notes”)

TRADE DATE:	August 15, 2011

SETTLEMENT DATE (T+3):	August 18, 2011

MATURITY DATE:	August 15, 2016, at par, for the Global Notes due 2016 August 15, 2021, at par, for the Global Notes due 2021 August 15, 2041, at par, for the Global Notes due 2041

AGGREGATE PRINCIPAL AMOUNT OFFERED:	Global Notes due 2016: $1,500,000,000 Global Notes due 2021: $1,500,000,000 Global Notes due 2041: $2,000,000,000

PRICE TO PUBLIC (ISSUE PRICE):	Global Notes due 2016: 99.673% Global Notes due 2021: 99.705% Global Notes due 2041: 99.336%

GROSS SPREAD:	Global Notes due 2016: 0.350% Global Notes due 2021: 0.450% Global Notes due 2041: 0.750%

PRICE TO AT&T INC.:	Global Notes due 2016: 99.323% Global Notes due 2021: 99.255% Global Notes due 2041: 98.586%

NET PROCEEDS:	Global Notes due 2016: $1,489,845,000 Global Notes due 2021: $1,488,825,000 Global Notes due 2041: $1,971,720,000

UNDERWRITERS’ REIMBURSEMENT OF AT&T INC.’S EXPENSES:	Underwriters to reimburse $750,000 of AT&T Inc.’s expenses

USE OF PROCEEDS:	General corporate purposes, including the repayment of maturing debt

INTEREST RATE:	Global Notes due 2016: 2.400% per annum Global Notes due 2021: 3.875% per annum Global Notes due 2041: 5.550% per annum

INTEREST PAYMENT DATES:

Global Notes due 2016: Semiannually on each August 15 and February 15, commencing on February 15, 2012

Global Notes due 2021: Semiannually on each August 15 and February 15, commencing on February 15, 2012

Global Notes due 2041: Semiannually on each August 15 and February 15, commencing on February 15, 2012

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:	At any time in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Global Notes due 2016, the Global Notes due 2021 or the Global Notes due 2041, as applicable, to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 25 basis points for the Global Notes due 2016, at a rate equal to the sum of the Treasury Rate plus 25 basis points for the Global Notes due 2021 and at a rate equal to the sum of the Treasury Rate plus 30 basis points for the Global Notes due 2041.

REDEMPTION FOR CHANGES IN TAX LAW:	In whole, but not in part, if AT&T becomes obligated, or if there is a substantial probability that AT&T will become obligated, to pay additional amounts to holders of the Notes as a result of certain changes in the tax laws, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed together with interest accrued thereon to the date fixed for redemption.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of November 1, 1994, between AT&T Inc. and The Bank of New York Mellon, as trustee. The Notes will be AT&T Inc.’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

RATINGS:	Moody’s: A2, S&P: A-, Fitch: A

JOINT BOOKRUNNERS:	Barclays Capital Inc. J.P. Morgan Securities LLC RBS Securities Inc. UBS Securities LLC

CUSIP NUMBERS:	Global Notes due 2016: 00206RAY8 Global Notes due 2021: 00206RAZ5 Global Notes due 2041: 00206RBA9

ISIN NUMBERS:	Global Notes due 2016: US00206RAY80 Global Notes due 2021: US00206RAZ55 Global Notes due 2041: US00206RBA95

ALLOCATION:

Underwriters	Principal Amount of 2016 Notes		Principal Amount of 2021 Notes		Principal Amount of 2041 Notes
Barclays Capital Inc.	U.S.$	277,500,000	U.S.$	277,500,000	U.S.$	370,000,000
J.P. Morgan Securities LLC		277,500,000		277,500,000		370,000,000
RBS Securities Inc.		277,500,000		277,500,000		370,000,000
UBS Securities LLC		277,500,000		277,500,000		370,000,000
Comerica Securities, Inc.		105,000,000		105,000,000		140,000,000
U.S. Bancorp Investments, Inc.		105,000,000		105,000,000		140,000,000
Lebenthal & Co., LLC		60,000,000		60,000,000		80,000,000
Muriel Siebert & Co., Inc.		60,000,000		60,000,000		80,000,000
CastleOak Securities, L.P.		48,000,000		48,000,000		64,000,000
Blaylock Robert Van, LLC		12,000,000		12,000,000		16,000,000

Total	U.S.$	1,500,000,000	U.S.$	1,500,000,000	U.S.$	2,000,000,000

Total		U.S.$ 5,000,000,000

REFERENCE DOCUMENT:	Prospectus Supplement, dated August 15, 2011; Prospectus, dated March 18, 2010.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BARCLAYS CAPITAL INC. AT 1-888-603-5847 (toll free) OR J.P. MORGAN SECURITIES LLC AT 1-212-834-4533 (collect).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.